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                       CERTIFICATE OF ELIMINATION OF THE
                              DESIGNATION OF THE
                           SERIES A PREFERRED STOCK
                       OF MATERIAL SCIENCES CORPORATION

                          Pursuant to Section 151(g)
                        of the General Corporation Law
                           of the State of Delaware

     Material Sciences Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     1. That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and authority granted in the Certificate of Incorporation of the Corporation, as amended, the Board of Directors of the Corporation, by resolution duly adopted, authorized the issuance of a series of 7,500,000 shares of Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Series A Stock"), and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on July 2, 1986, filed a Certificate of Designation Preferences, and Rights with respect to such Series A Stock in the office of the Secretary of State of Delaware.

     2. That no shares of said Series A Stock are outstanding and no shares thereof will be issued.
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     3.  That, at a duly called meeting of the Board of Directors of the
Corporation, a resolution in the form set forth below was duly adopted:

         WHEREAS, by resolution of the Board of Directors of the Corporation on June 17, 1986, in connection with the adoption of the Expiring Rights Agreement, and by Certificate of Designation filed in the office of the Secretary of State of Delaware on July 2, 1986, this Corporation authorized the issuance of 7,500,000 shares of Preferred Stock designated Series A Junior Participating Preferred Stock (the "Series A Preferred Stock") and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof.

         WHEREAS, as of the date hereof, no shares of such Series A Preferred Stock are issued or outstanding and none of which is anticipated to be issued subject to the Certificate of Designations previously filed with respect to such Series A Preferred Stock unless required under the Expiring Rights Agreement; and

         WHEREAS, it is desirable that all references to such Series A Preferred Stock be eliminated from the Certificate of Incorporation, as amended, of the Corporation;

         RESOLVED, that unless shares of Series A Preferred Stock are issued on or prior to July 2, 1996, the Proper Officer of the Corporation be, and each of them hereby are, authorized and any of them are directed to execute and file a certificate with the Delaware Secretary of State (the "Certificate of Elimination") setting forth a copy of this resolution whereupon all reference to the Series A Preferred Stock shall be eliminated from the Certificate of Incorporation, as amended, of the Corporation.
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          FURTHER RESOLVED, that the Proper Officers of the Corporation be, and each hereby is, authorized and empowered to take all such further actions including, without limitation, to arrange for and enter into supplemental agreements, instruments, certificates or documents relating to the Certificate of Elimination and any transactions contemplated therein or thereby, and to execute and deliver all such supplemental agreements, instruments, certificates or documents in the name and on behalf of the Corporation and under its corporate seal or otherwise, which shall upon each such executing officer's sole discretion be deemed necessary, proper or advisable in order to perform the Corporation's obligations under or in connection with the aforementioned Certificate of Elimination and the transactions contemplated therein, and to carry out fully the intent and effectuate the purposes of this and the foregoing resolutions.

     4. That, accordingly, all references to the Series A Preferred Stock, par value $1.00 per share, of the Corporation be, and hereby are, eliminated from the Certificate of Incorporation, as amended, of the Corporation.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by William H. Vrba, its Senior Vice President, Chief Financial Officer and Secretary, as of this 3rd day of July, 1996.

                                    MATERIAL SCIENCES CORPORATION


                                    By: /s/ William H. Vrba
                                        ---------------------------
                                        William H. Vrba
                                        Senior Vice President,
                                        Chief Financial Officer and
                                        Secretary